Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Advanced Micro Devices, Inc. for the registration of $600,000,000 of 7.75% Senior Notes due 2012 and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the consolidated financial statements and schedule of Advanced Micro Devices, Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

January 14, 2005

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